UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
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Penford Corporation
(Name of Registrant as Specified in its Charter)

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Centennial, Colorado

December 20, 2006

Dear Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Penford Corporation to be held on Wednesday, January 24, 2007 at 3:00 p.m. (Mountain Time) at the Denver Marriott Tech Center, 4900 South Syracuse Street, Denver, Colorado 80237.

In addition to the items set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, Company management and the Board of Directors will be available to provide an opportunity to discuss matters of interest to you as a shareholder. The 2006 Annual Report to Shareholders is also enclosed with these materials. No formal presentation is planned for the Annual Meeting.

Your vote is important. Whether or not you plan to attend, please vote promptly to ensure that your shares are represented.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Penford Corporation.

Very truly yours,

Thomas D. Malkoski
President and Chief Executive Officer

PENFORD CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on January 24, 2007

The Annual Meeting of Shareholders of Penford Corporation (the “Company”) will be held at the Denver Marriott Tech Center, 4900 South Syracuse Street, Denver, Colorado 80237, on Wednesday, January 24, 2007, at 3:00 p.m. (Mountain Time), for the following purposes:

1.	To elect three directors.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending August 31, 2007.

3.	To transact such other business as may properly come before the meeting.

The Board of Directors has no knowledge of any other business to be transacted at the meeting.

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended August 31, 2006, which contains financial statements and other information of interest to shareholders, accompanies this notice and the enclosed proxy.

The record date for the annual meeting is December 8, 2006. Only shareholders of record at the close of business on that date can vote at the meeting.

By Order of the Board of Directors,

Christopher L. Lawlor
 Secretary

December 20, 2006

IMPORTANT

     Whether or not you plan to attend the meeting in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. An envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Responding promptly will save the Company the additional expense of further solicitation. Submitting your vote by Proxy will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

PENFORD CORPORATION
7094 South Revere Parkway
Centennial, Colorado 80112

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (sometimes referred to as the “Board”) of Penford Corporation, a Washington corporation (“Penford” or the “Company”), to be voted at the Company’s 2007 Annual Meeting of Shareholders to be held at 3:00 p.m. (Mountain Time) at the Denver Marriott Tech Center, 4900 South Syracuse Street, Denver, Colorado 80237 on Wednesday, January 24, 2007. The items of business scheduled to be voted on at the Annual Meeting of Shareholders are the election of directors and the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending August 31, 2007. This proxy statement includes a more detailed description of each of these proposals. The Company will also consider any other business that properly comes before the Annual Meeting of Shareholders. The costs of this solicitation shall be borne by the Company.

Shareholders who execute proxies may revoke them at any time prior to their exercise by delivering a written revocation to the Secretary of the Company, by submission of a proxy with a later date, or by voting in person at the meeting. The right to revoke a proxy is not limited by or subject to compliance with a specified formal procedure, but written notice should be given to the Secretary of the Company at or before the Annual Meeting of Shareholders so that the number of shares represented by proxy can be recomputed. Proxies may be submitted by mail or by Internet or telephone voting procedures as described in the proxy and voting instruction card that accompanies this proxy statement. These proxy materials, together with the Company’s Annual Report to Shareholders, are being mailed to shareholders on or about December 20, 2006.

The candidates for director who are elected will be those receiving the largest number of affirmative (for) votes cast by the shares entitled to vote in the election, up to the number of directors to be elected. Shares held by persons who abstain from voting on the election will not be counted in the election. The proposal to ratify the appointment of the Company’s independent registered public accounting firm will be approved if it receives the affirmative (for) vote of a majority of the total votes cast on the proposal. Banks and brokers that have not received voting instructions from their clients can vote on their clients’ behalf in the election of directors and on the ratification of the appointment of the Company’s independent registered public accounting firm. For more information about the treatment and effect of abstentions and broker non-votes, please refer to the information set forth below under the caption “Voting Tabulation.”

Shareholders of record at the close of business on December 8, 2006 will be entitled to vote at the meeting on the basis of one vote for each share held. On December 1, 2006, there were outstanding 8,954,387 shares of common stock of the Company.

ELECTION OF DIRECTORS
(Proposal #1)

The Board of Directors consists of eight members and is divided into three classes. Directors in each class are generally elected for a three-year term. This year, Jeffrey T. Cook, Thomas D. Malkoski and Sally G. Narodick, each of whom are current directors, have been nominated by the Board of Directors to be re-elected for a three-year term that expires at the Annual Meeting of Shareholders to be held in 2010. Unless a shareholder indicates otherwise, each signed proxy will be voted for the election of these nominees.

Management expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, the proxies will be voted for the election of another nominee to be designated to fill any such vacancy by the Board of Directors.

The Board has determined that each of the nominees and continuing directors is “independent” under the applicable legal and Nasdaq listing requirements except for Mr. Malkoski and Mr. Cook, who are, respectively, the current and former President and Chief Executive Officer of the Company.

Nominees for Election – Term to Expire 2010

Jeffrey T. Cook, 50, is the President and Chief Operating Officer of Stellar Holdings, Inc. a Seattle based private investment firm. Mr. Cook has been a member of the Board of Directors since 1998. He previously served Penford Corporation as President from January 2002 to January 2003, President and Chief Executive Officer from September 1998 to January 2002, Vice President, Finance and Chief Financial Officer from 1991 to August 1998, and was the Corporate Treasurer prior to that time. He joined the Company in 1983. He is a graduate of Stanford University with a B.A. in Economics. Mr. Cook serves as a board member of Port Blakely Company, a privately held natural resources and real estate development company headquartered in Seattle, Washington; Micro A.B., a retail auto parts publicly traded company based in Sweden; and the Museum of Glass in Tacoma, Washington.

Thomas D. Malkoski, 50, joined Penford Corporation as Chief Executive Officer and was appointed to the Board of Directors in January 2002. He was named President of Penford Corporation in January 2003. From 1997 to 2001 he served as President and Chief Executive Officer of Griffith Laboratories, North America, a formulator, manufacturer and marketer of ingredient systems to the food industry. Previously, he served as Vice President/Managing Director of the Asia Pacific and South Pacific regions for Chiquita Brands International. Mr. Malkoski began his career at the Procter and Gamble Company, a marketer of consumer brands, progressing through major product category management responsibilities. He graduated from the University of New Hampshire with a B.A. in Economics and Business Management and earned an M.B.A. from the University of Michigan. Mr. Malkoski also serves on the board of Libby Perszyk Kathman, a privately held brand imaging and strategic positioning company, and the Corn Refiners Association.

Sally G. Narodick, 61, has served as a member of the Board of Directors of the Company since August 1993. Ms. Narodick was an educational technology and e-learning consultant until she retired in March 2004. From 1998 to 2000, she served as Chief Executive Officer of Apex Online Learning, an Internet educational software company. Previously, Ms. Narodick served as an education technology consultant, both independently and for the Consumer Division of IBM from 1996 to 1998. From 1989 to 1996, Ms. Narodick served as Chair and Chief Executive Officer of Edmark Corporation, an educational software company that was sold to IBM in 1996. A graduate of Boston University, Ms. Narodick earned an M.A. in Teaching from Columbia University and an M.B.A. from New York University. She serves as a board member of Puget Energy, Inc.; Solutia, Inc.; SumTotal Systems, Inc.; and Cray, Inc.

The Board of Directors recommends a vote FOR each of the nominees as a director.

Continuing Directors – Term Expires 2008

William E. Buchholz, 64, joined Penford Corporation’s Board of Directors in January 2003. He has been a business consultant and private investor since 2002. From 2001 to 2002, Mr. Buchholz served as Senior Vice President of Finance and Administration, Chief Financial Officer, and Secretary at MessageMedia, a Colorado-based email messaging service and software company. Mr. Buchholz was Senior Vice President and Chief Financial Officer of Nalco Chemical Company, a specialty chemicals company, with responsibilities for all finance functions including audit, tax, financial systems, U.S. and international treasury, and investor relations from 1992 to 1999. Prior to that, he served as Vice President and Chief Financial Officer of Cincinnati Milacron, an industrial equipment supplier. Mr. Buchholz is a certified public accountant and holds an M.B.A., Finance and a B.A., Accounting, both from Michigan State University.

John C. Hunter III, 59, has served as a director of the Company since October 1998. From 1999 until his retirement in 2004, Mr. Hunter was the Chairman, President and Chief Executive Officer of Solutia, Inc., an international producer of high-performance, chemical-based materials used to make consumer, household, automotive and industrial products. Mr. Hunter also served as President and Chief Operating Officer of Solutia, Inc. from 1997 to 1999. On December 17, 2003, Solutia, Inc. and its domestic subsidiaries filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York in order to reorganize its business and to obtain relief from certain legacy liabilities which accrued under prior ownership and management. From 1992 to 1997, Mr. Hunter was President, Fibers for Monsanto Company. He graduated from the Georgia Institute of Technology with a B.S. in Chemical Engineering and an M.B.A. from the University of Houston at Clear Lake City. Mr. Hunter serves as a board member of Hercules, Inc. and Energizer Holdings, Inc.

James E. Warjone, 63, has served as a director of the Company since January 2001. Mr. Warjone is Chairman and Chief Executive Officer of The Port Blakely Companies, a private company that owns and operates commercial forests in Washington, Oregon and New Zealand and also develops real estate in Washington State. Mr. Warjone has been with Port Blakely since 1978. He earned his B.S. in economics from Claremont Men’s College. Mr. Warjone also serves as a board member of The Joshua Green Corporation, Leisure Care, Inc., the Association of Washington Business, the Greater Seattle Chamber of Commerce and the American Forest and Paper Association.

Continuing Directors – Term Expires 2009

R. Randolph Devening, 64, was appointed to the Board of Directors in August 2003. Until his retirement in 2001, Mr. Devening served for seven years as Chairman, President and Chief Executive Officer and as President and Chief Executive Officer of Foodbrands America, Inc., a company that produces, markets and distributes branded and processed food products for the food service and retail markets. Prior to that, he served as Vice Chairman and Chief Financial Officer from 1993 to 1994, and Executive Vice President, Director and Chief Financial Officer from 1989 to 1993 for Fleming Companies, Inc., a wholesale food distributor. Mr. Devening holds an undergraduate degree in International Relations from Stanford University and an MBA in Finance and Marketing from Harvard University Graduate School of Business. Mr. Devening serves as a director of 7 Eleven Inc., Gold Kist Inc., Safety-Kleen Holdco, Inc., and PSC, Inc., and as an advisor to Catalyst/Hall Funds.

Paul H. Hatfield, 70, has served as a director of the Company since October 1994 and as Chairman of the Board since January 2003. Mr. Hatfield has been Principal of the Hatfield Capital Group, a private investment company since 1997. He served as Chairman, President and Chief Executive Officer of Petrolite Corporation until July 1997. Previously, he worked for Ralston Purina Company from 1959 until his retirement in 1995. He served as a Vice President of Ralston as well as the President and Chief Executive officer of Protein Technologies International, Inc., then a wholly-owned subsidiary of Ralston. He serves as a board member and is lead director for Solutia Inc., and is a director of Bunge Limited, Maritz Inc. and Stout Industries.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

Board of Directors

The Board of Directors provides guidance and strategic oversight to the Company’s management with the objective of optimizing shareholders’ returns on their investment in the Company. The Board is designed to assure that there is independent review and oversight as well as approval of significant strategic and management decisions affecting the Company. Regular meetings of the Board are held five times per year and special meetings are scheduled when required. The Board held five meetings in fiscal 2006. All current directors attended at least 75% of the meetings of the Board and the Board Committees on which they served.

Committees Established by the Board

The Board has established the following standing Committees, each of which is composed solely of “independent” directors, as defined for all applicable legal and Nasdaq listing requirements, to assist in discharging its responsibilities.

Audit Committee – The Audit Committee, which met eight times in fiscal 2006, is comprised of William E. Buchholz (Chair), John C. Hunter III and James E. Warjone. The committee selects the independent registered public accounting firm; reviews the proposed scope of the independent audit; reviews the annual financial statements and the report of the independent registered public accounting firm; reviews the independent registered public accounting firm’s recommendations relating to accounting, internal controls and other matters; reviews internal controls and accounting policies with management; and approves policies relating to risk management matters. The Board of Directors has determined that each member of the Audit Committee has sufficient knowledge in financial and auditing matters to serve on the committee. In addition, the Board has determined that Mr. Buchholz is an “audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”) rules. The Audit Committee charter is available on the Company’s web site at www.penx.com., under the “Corporate Governance” sub-heading under the “Investor Relations” heading.

Executive Compensation and Development Committee – The Executive Compensation and Development Committee, which met five times in fiscal 2006, is comprised of Sally G. Narodick (Chair), R. Randolph Devening and James E. Warjone. The committee establishes the compensation of executive officers, provided that, as to the salary of the Chief Executive Officer, the committee recommends an appropriate salary to the Board for approval. The committee also monitors the Company’s benefit plans, works with management to set fiscal year incentive compensation goals for recommendation to the Board, determines executive bonus payments, and authorizes awards under the Company’s 2006 Long-Term Incentive Plan. In addition, the committee reviews plans for executive development and succession on a regular basis. The committee also has produced a report on executive compensation that has been required by SEC rules and regulations. The Executive Compensation and Development Committee charter is available on the Company’s web site at www.penx.com., under the “Corporate Governance” sub-heading under the “Investor Relations” heading.

Executive Committee – The Executive Committee, which did not meet during fiscal 2006, is comprised of Paul H. Hatfield (Chair) and the chairs of the other standing committees (William E. Buchholz, John C. Hunter III and Sally G. Narodick). The committee is authorized to exercise all powers and authority of the Board with certain exceptions.

Governance Committee – The Governance Committee, which met two times in fiscal 2006, is comprised of John C. Hunter III (Chair), R. Randolph Devening, and Sally G. Narodick. The committee makes recommendations to the Board for director nominations and the appointment of the Chairman; reports to the Board on corporate governance matters and practices including the effectiveness of the Board, its committees and individual directors; determines the criteria for qualification of directors; periodically reviews Board compensation for non-employee directors and the processes and policies established by the Board; and approves policies related to environmental, health, and safety matters. The committee recommends to the Board individuals for nomination for election to the Board at the Annual Meeting of Shareholders and committee appointments. The Governance Committee charter is available on the Company’s web site at www.penx.com., under the “Corporate Governance” sub-heading under the “Investor Relations” heading.

Board Membership Criteria

The Governance Committee is responsible for reviewing the requisite skills and characteristics of new Board candidates in the context of the current composition of the Board. This assessment shall include a review of candidates’ experience in corporate governance, industry, finance, administration, operations and/or marketing, and an appropriate level of diversity will be considered. Director candidates should be able to provide insights and practical wisdom based on their experience and expertise. Directors are also expected to have sound judgment, borne of management or policy-making experience that demonstrates an ability to function effectively in an oversight role.

The Board has not established minimum qualifications for nominees to the Board. The Governance Committee annually evaluates the performance of the Board, each of the committees and each of the members of the Board. In connection with its annual review, the Governance Committee makes an assessment of the skills and expertise of its members and their adherence to Board membership criteria and other policies of the Board and the Company. It also reviews the size of its Board and whether it would be beneficial to add additional members and/or any new skills or expertise, taking into account the overall operating efficiency of the Board and its committees. If the Board has a vacancy or the Governance Committee determines that it would be beneficial to add an additional member, the Governance Committee will take into account the factors identified above and all other factors which the Governance Committee in its best judgment deems relevant at such time. The overall composition of the Board shall also comply with the requirements of the Nasdaq corporate governance rules.

Each Board member is also required to annually complete a standard director and officer questionnaire which solicits information regarding relationships with the Company and other factors relating to independence issues, memberships on other boards of directors and other information required to be disclosed in the Company’s proxy statement. Any new candidate for nomination will be required to provide similar information as well as be available for interviews as the Governance Committee may determine to be appropriate. Directors should not have any interests that would materially impair their ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to the Company and its shareholders.

Directors are expected to prepare for, attend and participate in Board meetings and meetings of the Board committees on which they serve, to ask questions and require responsive answers, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities and duties as directors. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director. Service on other boards and other commitments will be considered by the Governance Committee and the Board when reviewing Board candidates and in connection with the Board’s annual self-assessment process. The Company’s Bylaws provide that a director is eligible to serve as a director until the annual meeting of shareholders immediately following such director’s 72nd birthday.

Attendance Policy at Annual Meeting of Shareholders

Each director is expected to attend the Annual Meeting of Shareholders in the absence of extenuating circumstances. All eight directors attended the 2006 Annual Meeting of Shareholders held on January 24, 2006.

Committee Membership

The Board appoints committee chairs and members on an annual basis with consideration given to the qualifications and preferences of individual directors. In its deliberations, the Governance Committee is aware that (i) each member of the Audit Committee must be financially literate, as such qualification is interpreted by the Board in its business judgment, (ii) each member of the Governance Committee, the Audit Committee and the Executive Compensation and Development Committee must be independent within the meaning of the Nasdaq corporate governance rules, (iii) each member of the Audit Committee must meet the independence standards set forth in Rule 10A-3 of the Securities and Exchange Act of 1934, as amended, and (iv) at least one member of the Audit Committee must be a person who satisfies the definition of an “audit committee financial expert” as set forth in Item 401 of Regulation S-K.

Process for Identifying and Evaluating Nominees

The Governance Committee may employ a variety of methods for identifying and evaluating nominees for director. The Governance Committee regularly assesses the size of the Board, the need for particular expertise on the Board, the upcoming election cycle of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or arise, the Governance Committee considers various potential candidates for director which may come to the Governance Committee’s attention through current Board members, the Company’s executive officers, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the Governance Committee and may be considered at any time during the year.

The Governance Committee will consider candidates recommended by shareholders when the nominations are properly submitted, under the criteria summarized below in “Shareholder Nominees.” Included in this discussion is a description of the deadlines and procedures for shareholder submissions of director nominees. Following verification of the shareholder status of persons proposing candidates, the Governance Committee will make an initial analysis of the qualifications of any candidate recommended by shareholders or others pursuant to the criteria summarized above in “Board Membership Criteria” to determine whether the candidate is qualified for service on the Board, before deciding to undertake a complete evaluation of the candidate. If a shareholder or professional search firm provides any materials in connection with the nomination of a director candidate, such materials will be forwarded to the Governance Committee as part of its review. If the Governance Committee determines that additional consideration is warranted, it may request the third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Governance Committee. Other than the verification of compliance with procedures and shareholder status, and the initial analysis performed by the Governance Committee, the Governance Committee will treat a potential candidate nominated by a shareholder like any other potential candidate during the review process. In connection with this evaluation, the Governance Committee will determine whether to interview the prospective nominee, and if warranted, one or more members of the Governance Committee, and others as appropriate, will interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Governance Committee will make a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board will determine the nominees after considering the recommendation and report of the Governance Committee.

Shareholder Nominees

Any shareholder wishing to nominate a candidate should provide the information described below in a letter addressed to the Chairman of the Governance Committee, in care of the Corporate Secretary, no later than 120 days prior to the anniversary of the date on which the Company’s annual proxy statement was mailed in connection with the most recent annual meeting. This means that any shareholder wishing to submit such a nomination for consideration at the Company’s Annual Meeting of Shareholders in 2008 should expect to provide such a letter to the Corporate Secretary not later than August 22, 2007.

The letter must include the following information:

(i)	the name and address of the shareholder recommending the person to be nominated;

(ii)	a representation that the shareholder is a holder of record of shares of Penford, including the number of shares held and the period of holding;

(iii)	a description of all arrangements or understandings between the shareholder and the recommended nominee;

(iv)	information as to any plans or proposals of the type required to be disclosed in Schedule 13D (i.e., plans involving acquisitions of Penford’s securities and/or plans involving a potential merger or change of control transaction) and any proposals that the nominee proposes to bring to the Board of Directors if elected;

(v)	any other information regarding the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934; and

(vi)	the consent of the recommended nominee to serve as a director of Penford if so elected.

Additional information may be requested to assist the Governance Committee in determining the eligibility of a proposed candidate to serve as a director. This may include requiring that a prospective nominee complete a director and officer questionnaire and provide any follow-up information requested. In addition, the shareholder and the notice must meet all other applicable requirements contained in Penford’s Bylaws. A copy of Penford’s Bylaws is attached as Exhibit 3.3 to the Company’s Annual Report on Form 10-K filed with the SEC on November 14, 2005.

Shareholder Communications

Any shareholder or interested party who wishes to communicate with the Board of Directors or any specific directors, including non-management directors, may write to:

Board of Directors
c/o Corporate Secretary
Penford Corporation
7094 South Revere Parkway
Centennial, Colorado 80112-3932

The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Corporate Secretary will make copies of all such letters and circulate them to the appropriate director or directors. The Company generally will not forward communications that are primarily commercial in nature, relate to a topic other than corporate governance, or that request general information about the Company.

Director Compensation

Non-employee directors received compensation during the last fiscal year as follows:

Annual retainer as Chairman of the Board of Directors	$30,000
Annual retainer as a director	23,000
Annual retainer as Chair of the Audit Committee	7,000
Annual retainer as Chair of all other standing committees, except Executive Committee	2,000
Fee for each meeting of the Board of Directors attended	2,000
Fee for Chair and member of each standing committee for each meeting attended	1,000
Fee in lieu of director stock options	10,000

Under a non-qualified deferred compensation plan, non-employee directors may elect to defer, with interest, all or part of their director compensation. In fiscal year 2006, none of the directors elected to defer any portion of their cash compensation.

Non-employee directors also receive restricted stock under the 1993 Non-Employee Director Restricted Stock Plan (the “Restricted Stock Plan”). The Restricted Stock Plan provides that beginning September 1, 1993 and every three years thereafter, each non-employee director shall receive $18,000 worth of common stock of the Company, based on the last reported sale price of the stock on the preceding trading day. A person who becomes a non-employee director after the September 1 on which an award was made will be awarded a pro rata number of shares determined by dividing the amount equal to $18,000 minus the product of $500 times the number of months since such September 1 by the last reported sale price of the stock on the trading day next preceding the award date. A non-employee director may sell or otherwise transfer one-third of the shares covered by an award on each anniversary of the date of the award. If a non-employee director ceases to be a director before the restrictions against transfer have lapsed with respect to any shares, then, except in certain circumstances, such as retirement, the director forfeits such shares. On September 1, 2005, the last grant date under the Restricted Stock Plan, the Company granted each non-employee director 1,242 shares.

The independent members of the Board have concluded that there may be instances where it will be in the best interest of the Company to ask individual directors to perform Board or Board committee services which exceed the normal expectation of service generally expected of directors and committee members. The Board has concluded that in such instances that it will be equitable and in the best interests of the Company to compensate a director at the same per diem rate then payable to directors for participation in a meeting of the Board of Directors. It is specifically intended that such compensation shall not represent any consulting, advisory, or other fee and is only intended as payment for extraordinary Board service. Accordingly, payments shall be made for such service only under the following conditions: (i) the director who is asked to perform such services does not publicly hold himself out as a consultant or advisor in the area of service being requested or regularly perform such services for compensation for entities that he or she is not affiliated with as an officer, director or owner; (ii) the special assignment relates to a matter that is under review by the Board or a committee or if pursued will require such review; (iii) the special assignment shall not involve the preparation of financial statements or work directly related to such preparation other than the review and oversight normally undertaken by the Audit Committee and the Board of Directors; (iv) the total fees paid for such services shall not exceed $60,000 in any fiscal year; and (v) the special assignment must be approved by a majority of the independent members of the Board of Directors who shall affirmatively determine that the assignment will not adversely affect the director’s independence. Any special assignment shall be reviewed no less often than annually by the Governance Committee, provided that any member of that committee shall recuse himself or herself from any review of a special assignment in which they are engaged.

RATIFICATION OF APPOINTMENT OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal #2)

The Audit Committee has chosen Ernst & Young LLP to serve as the independent registered public accounting firm for the Company for the fiscal year ending August 31, 2007. This firm has served as the independent registered public accounting firm for the Company since 1985. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Shareholders, will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

Although not required by the Company’s Bylaws or otherwise, the Audit Committee and the Board believe it appropriate, as a matter of good corporate practice, to request that the shareholders ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2007. Assuming that a quorum is present, the selection of Ernst & Young LLP will be deemed to have been ratified if more shares are voted in favor of ratification than are voted against ratification. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum but will not otherwise have any effect on the outcome of this proposal. If the shareholders should not so ratify, the Audit Committee will reconsider the appointment and may retain Ernst & Young LLP or another firm without re-submitting the matter to the Company’s shareholders. Even if the shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and the shareholders.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2007.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of three independent Directors and acts under a written charter approved by the Board of Directors. The Board annually reviews the Nasdaq listing standards’ definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. The Board has affirmatively determined that each member of the Audit Committee is able to read and understand fundamental financial statements as required by the listing standards of Nasdaq, and that Mr. William E. Buchholz is an “audit committee financial expert” as such term is defined by Securities and Exchange Commission rules.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements for fiscal year 2006 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Ernst & Young LLP, the Company’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the Statement on Auditing Standards No. 61,“Communication with Audit Committees,” as amended. In addition, Ernst & Young LLP has provided the Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and the Company.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended that the audited financial statements be included in the Annual Report on Form 10-K for the year ended August 31, 2006 for filing with the Securities and Exchange Commission. The Committee has selected Ernst & Young LLP as the independent auditor for fiscal 2007.

William E. Buchholz, Chair
John C. Hunter III
James E. Warjone

FEES PAID TO ERNST & YOUNG LLP

Fees

The following table sets forth approximate aggregate fees billed to the Company by Ernst & Young LLP.

	2006	2005

Audit Fees	$902,616	$844,361
Audit-Related Fees	—	—
Tax Fees(1)	137,883	183,308
All Other Fees	2,530	4,176

Total Fees	$1,043,029	$1,031,845

(1)	The Tax Fees category consists primarily of fees billed related to professional services performed by Ernst & Young LLP for tax compliance, consulting and assistance with audits by taxing authorities.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of Ernst & Young LLP. The services described above were approved by the Audit Committee pursuant to the policy described below. The Audit Committee did not rely on any of the exceptions to pre-approval under Rule 2-01(c)(7)(i)(C) under Regulation S-X.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy that sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent registered public accounting firm may be pre-approved. These services may include audit services, audit-related services, tax services and other services. The Audit Committee determines from time to time those permitted services that have the general pre-approval of the Audit Committee, which is generally provided for up to one year. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee considers whether such services are consistent with SEC rules on auditor independence, as well as whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information as of December 1, 2006, regarding the beneficial ownership of the Company’s common stock by any person known to the Company to be the beneficial owner of more than five percent of such outstanding common stock; by the directors, by the Company’s Chief Executive Officer, by the four other highest paid executive officers in fiscal year 2006; and by the directors and executive officers as a group.

	Amount and Nature of
	Beneficial Ownership of
Name (and Address for Beneficial Owners over 5%)	Common Stock(1)	Percent of Class

T. Rowe Price Associates, Inc.	840,000	9.38	(4)
100 East Pratt Street
Baltimore, Maryland 21202
Dimensional Fund Advisors, Inc.	646,987	7.23	(5)
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
Rutabaga Capital Management LLC	564,323	6.30	(6)
64 Broad Street
Boston, Massachusetts 02109
Royce & Associates, LLC	485,800	5.43	(7)
1414 Avenue of the Americas, 9th Floor
New York, NY 10019
Voyageur Asset Management Inc.	472,250	5.27	(8)
222 West Adams Street
Chicago, Illinois 60606
Goldman Sachs Group, Inc.	466,045	5.20	(9)
85 Broad Street
New York, NY 10004
William E. Buchholz	10,219	*
Jeffrey T. Cook(2)	242,668	2.71	(3)
Steven O. Cordier	127,250	1.40	(3)
R. Randolph Devening	5,211	*
Paul H. Hatfield	86,707	*
John C. Hunter III	28,893	*
Wallace H. Kunerth	73,876	*
Christopher L. Lawlor	7,500	*
Thomas D. Malkoski	276,476	3.00	(3)
Sally G. Narodick	28,709	*
John R. Randall	50,244	*
James E. Warjone	5,684	*
All directors and executive officers as a group (14 persons)	949,651	9.89	(3)

*	Represents less than 1%

(1)	Unless otherwise indicated, beneficial ownership represents sole voting and investment power. The totals include shares that may be acquired within 60 days through the exercise of stock options, as follows: Mr. Malkoski, 268,750; Mr. Buchholz, 7,859; Mr. Cook, 5,155; Mr. Cordier, 126,250; Mr. Devening, 3,053; Mr. Hatfield, 57,910; Mr. Hunter, 24,868; Dr. Kunerth, 73,750; Mr. Lawlor, 7,500; Ms. Narodick, 19,189; Mr. Randall, 42,500; Mr. Warjone, 2,529; and all directors and executive officers as a group, 645,063.

(2)	Includes 78,300 shares held in irrevocable trusts for which Mr. Cook shares voting and investment power.

(3)	For purposes of calculating the percentage of class owned by this officer or director and the directors and executive officers as a group, the total shares of the class includes shares that may be acquired within 60 days through the exercise of stock options set forth in footnote (1).

(4)	Information based on Schedule 13G dated February 14, 2006. T. Rowe Price Associates, Inc. and an affiliate had sole voting power over all shares.

(5)	Information based on Schedule 13F dated October 30, 2006. Dimensional Fund Advisors, Inc. had sole voting power over all shares.

(6)	Information based on Schedule 13F dated November 2, 2006. Rutabaga Capital Management had sole voting power over all shares.

(7)	Information based on Schedule 13F dated November 2, 2006. Royce & Associates, LLC had sole voting power over all shares.

(8)	Information based on Schedule 13F dated November 11, 2006. Voyageur Asset Management Inc. had sole voting power over all shares.

(9)	Information based on Schedule 13F dated November 14, 2006. Goldman Sachs Group, Inc. had sole voting power over all shares.

EXECUTIVE COMPENSATION

Compensation paid by the Company during fiscal years 2006, 2005, and 2004 for the Chief Executive Officer and the other four most highly compensated executive officers is set out in the following table.

Summary Compensation Table

				Long-Term
				Compensation
		Annual Compensation		Awards
				Securities	All Other
	Fiscal			Underlying	Compensation
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(3)	Options (#)	($)(2)

Thomas D. Malkoski	2006	456,667	420,000	75,000	15,538
President and Chief Executive	2005	413,333	420,000	35,000	12,972
Officer	2004	388,333	290,000	–	8,028
Steven O. Cordier	2006	310,000	230,500	55,000	–
Senior Vice President, Chief	2005	285,000	250,500	30,000	–
Financial Officer and Assistant Secretary	2004	245,000	120,000	–	–
Wallace H. Kunerth	2006	228,000	80,000	–	6,757
Vice President and Chief Science	2005	221,000	88,500	10,000	6,437
Officer	2004	212,000	54,000	–	5,941
John R. Randall	2006	214,333	115,000	20,000	4,371
Vice President and President, Penford	2005	200,333	110,000	10,000	4,120
Food Ingredients	2004	193,333	72,000	–	4,372
Christopher L. Lawlor	2006	216,667	79,000	–	9,286
Vice President – Human Resources,	2005	70,000	65,100	30,000	1,817
General Counsel and Secretary	2004	–	–	–	–

(1)	Mr. Lawlor’s salary amount reflects a partial year’s salary based on his date of hire in fiscal year 2005.

(2)	These amounts represent the Company’s matching contributions under the Penford Corporation Savings and Stock Ownership Plan.

(3)	Mr. Lawlor’s bonus for fiscal 2005 includes a $35,000 bonus paid at hiring.

2006 Long-Term Incentive Plan

The Company has a long term incentive plan pursuant to which options to purchase common stock are granted to officers and certain employees of the Company. The plan is administered by the Executive Compensation and Development Committee of the Board of Directors, which determines to whom the options are granted, the number of shares subject to each option grant, the type of option, the vesting schedule and the exercise price.

Option Grants in Fiscal 2006
Individual Grants

	Number of	% of Total			Potential Realizable Value
	Securities	Options			at Assumed Annual Rates
	Underlying	Granted to	Exercise or		of Stock Price Appreciation
	Options	Employees in	Base Price	Expiration	for Option Terms($)(1)
Name	Granted (#)	Fiscal Year	($/Sh)	Date	5%	10%

Thomas D. Malkoski	35,000	14.1	13.32	10/28/2015	$293,191	$743,003
	40,000	16.1	15.92	4/21/2013	$259,242	$604,143
Steven O. Cordier	25,000	10.1	13.32	10/28/2015	$209,422	$530,716
	30,000	12.1	15.92	4/21/2013	$194,431	$453,107
Wallace H. Kunerth	–	–	–	–	–	–
John R. Randall	20,000	8.0	15.92	4/21/2013	$129,621	$302,072
Christopher L. Lawlor	–	–	–	–	–	–

(1)	Potential realizable value is based on the assumption that the stock price of the Company’s common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company’s estimate of future stock price performance.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options at Fiscal		In-The-Money Options at
	Acquired on	Value	Year-End(#)		Fiscal Year-End($)(1)
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas D. Malkoski	–	–	246,250	118,750	630,950	120,300
Steven O. Cordier	–	–	108,750	91,250	93,319	89,106
Wallace H. Kunerth	–	–	71,250	13,750	53,438	17,813
John R. Randall	–	–	40,000	40,000	114,375	38,125
Christopher L. Lawlor	–	–	7,500	22,500	3,900	11,700

(1)	Values are calculated by subtracting the exercise price from the fair market value of the stock as of the fiscal year end.

Retirement Plan

The Company has a defined benefit retirement plan (the “Retirement Plan”). The following table shows the estimated annual benefits payable at retirement under the Retirement Plan to persons in the specified compensation and years of service classifications.

Pension Plan Table
Benefits Computed Without Salary Maximums or Internal Revenue Code Section 415 Maximums

Five-Year Average	Years of Service
Compensation(1)	15	20	25	30

$200,000	41,156	54,875	68,594	82,312
300,000	63,656	84,875	106,094	127,312
400,000	86,156	114,875	143,594	172,312
500,000	108,656	144,875	181,094	217,312
600,000	131,156	174,875	218,594	262,312
700,000	153,656	204,875	256,094	307,312
800,000	176,156	234,875	293,594	352,312
900,000	198,656	264,875	331,094	397,312

(1)	The Internal Revenue Code limits the compensation that can be considered for plan purposes each year. In 2006, the maximum compensation that will be considered is $220,000. With certain exceptions, Internal Revenue Code Section 415 restricts to an aggregate amount of $175,000 (subject to cost of living adjustments) the annual pension that may be paid by an employer from a plan that is qualified under the Code.

The retirement benefits shown are based upon retirement at age 65 and the payments of a single-life annuity to the employee using current average Social Security wage base amounts and are not subject to any deduction for Social Security or other offset amounts. The Retirement Plan’s formula limits years of service to 30 years.

Prior to January 1, 2005, all North American-based active employees who were not members of the collective bargaining unit were eligible to participate in the Retirement Plan. The Retirement Plan was closed to new entrants as of January 1, 2005. Compensation covered by the Retirement Plan includes salaries and bonuses as set forth in the Summary Compensation Table, subject to the Internal Revenue Code limitations described above.

As of August 31, 2006, the approximate years of credited service (rounded to the nearest year) under the Retirement Plan of the named executive officers were: Mr. Malkoski, 5; Mr. Cordier, 4; Mr. Randall, 3; and Dr. Kunerth, 14.

Change-in-Control Arrangements

The Company has change of control agreements with each of the named executive officers. These agreements are intended to provide for continuity of management in the event of a change of control of the Company. Pursuant to each agreement, Penford agrees to provide certain benefits to the participants if they are terminated in connection with a “Change in Control,” as defined in the agreements. Each of these agreements continues until Penford terminates the agreement upon twelve months prior written notice, provided that if a Change in Control occurs prior to the termination date of the agreement, the agreement will remain in effect with respect to all rights accruing as a result of the occurrence of the Change in Control.

To receive the payments and benefits for a termination in connection with a Change in Control under an agreement, participants must execute a waiver and release in favor of Penford. Participants must also agree to noncompetition and nonsolicitation provisions for a period extending beyond their termination of employment, as well as to nondisparagement and confidentiality provisions.

Under these agreements, participants, regardless of whether their employment is terminated in connection with a Change in Control, are entitled to vesting immediately prior to a Change in Control of all options and other equity-based rights and interests outstanding immediately prior to the Change in Control.

Under these agreements, participants are entitled to certain benefits if they are terminated within 24 months after a Change in Control. Participants will not be considered “terminated” for purposes of these agreements if they die, become disabled or are terminated for cause. They will, however, be considered “terminated” if they voluntarily leave Penford’s employ for certain good reasons (defined as “Good Reason” in the agreements), and, in the case of Mr. Malkoski and Mr. Cordier, if they voluntarily terminate employment during the 30-day period beginning on the first anniversary of a Change in Control.

Upon a termination in connection with a Change in Control, participants will be eligible to receive 50% of the compensation payable to them under the agreement (referred to as the “CIC Amount”) within 30 days after their termination of employment and 50% in equal monthly installments over the compensation period, which for the named executive officers other than Mr. Lawlor is 30 months and is 24 months for Mr. Lawlor. The CIC Amount is the product of (a) base salary plus the participant’s Average Target Attainment Bonus (as defined in the agreements) over a specified period, times (b) 2.5 for the named executive officers other than Mr. Lawlor and 2.0 for Mr. Lawlor. In addition, participants receive a prorated target bonus for the year of termination and Penford will pay the cost of outplacement services for a period, which in the case of Mr. Malkoski and Mr. Cordier would be 12 months and for the other participants would be 6 months. Participants will also be entitled to continuation of certain medical, life and other benefits during the compensation period. Mr. Malkoski and Mr. Cordier are also entitled to an additional payment, if necessary, to make them whole as a result of excise and related taxes imposed by the Internal Revenue Code on change of control benefits. If such excise taxes would otherwise be applicable to other participants, such other participants would have the payments under the agreement reduced such that the aggregate present value of the payments under the agreement would not exceed one hundred dollars less than three times the participant’s base amount (generally average compensation from Penford for the preceding five years) under the Internal Revenue Code.

The estimated aggregate CIC Amounts presently payable in the event of a Change in Control (assuming each executive receives payments for the maximum available period) under such agreements would be: Mr. Malkoski, $2,290,428; Mr. Cordier, $1,364,278; Dr. Kunerth, $782,174; Mr. Randall, $868,292; and Mr. Lawlor, $625,182. This does not include the value of employee benefits that might be payable to the executive during the applicable period. Such benefits cannot be determined with any reasonable certainty at this time. Continuation of these benefits would include participation in the Company’s health and welfare plans and policies and continued vesting and exercisability of stock options.

REPORT OF THE
EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE
ON EXECUTIVE COMPENSATION

The Board of Directors of the Company has an Executive Compensation and Development Committee (the “Committee”) comprised of three independent directors. The Committee is broadly charged by the Board of Directors to establish compensation and incentive programs for key employees, and to monitor the Company’s benefit plans for all Penford employees. In addition, the Committee reviews plans for executive development and succession on a regular basis.

Following review and approval by the Committee, issues pertaining to executive compensation are reported to the full Board of Directors, except that with regard to the base salary of the Chief Executive Officer, the Committee reviews and recommends an appropriate salary to the full Board for approval. The Chief Executive Officer is not present during voting or deliberations regarding his compensation.

Total Compensation

The Committee believes that executive officer compensation should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist the Company in attracting and retaining key executives critical to its long-term success. To that end, the Committee’s policy is that the compensation package for executive officers shall consist of three components: (i) annual base salary; (ii) the potential to earn incentive bonuses, the amount of which is dependent upon both Company and individual performance during the fiscal year; and (iii) stock option or other equity based awards designed to align management’s interests with those of shareholders by providing long-term incentives for the Company’s key employees.

The Committee establishes total annual compensation for the Chief Executive Officer (subject to full Board approval for base salary) and other senior executive officers after reviewing each component of such executive’s compensation against executive compensation surveys prepared by an outside consultant retained directly by the Committee and applying the collective subjective judgments of the Committee. The surveys used for comparison reflect compensation levels and practices for persons holding comparably responsible positions at a targeted peer group and a broader group of manufacturing companies. However, it is important to note that the Committee is not aware of any companies that are truly comparable to Penford and is also sensitive to the fact that the companies used in the targeted peer group differ significantly as to size, products and markets. For 2006, the Committee reevaluated and expanded its targeted peer group. Because of the inherent limitations of this and any survey the Compensation Committee does not mechanically apply the data but engages in a rigorous review and weighs the survey information with other Company and individual performance related factors. In addition to reviewing senior executive officers’ compensation against the comparator group, the Committee also solicits appropriate input from the Company’s Chief Executive Officer regarding total compensation for those executives who report directly to him.

Taking into account the limitations of the survey data discussed above and the need to be competitive, the Committee targets base salary for executive officers at between the 50th and 75th percentile and the cash bonus component at between the 75th and 100th percentile of the survey data. The Committee has also made it clear that it would exercise discretion and set targets or award compensation in excess of or below these targets after applying its own subjective judgments. The program is intended to be competitive with other high-performing organizations and to enable the Company to attract, reward and retain exceptional talent.

Base Salary

Base salaries for executive officers are reviewed on an annual basis and at the time of promotion or other increase in responsibilities. Increases in salary are based on evaluation of such factors as the levels of responsibility, individual performance, experience, current pay, and Company peer group pay levels.

Incentive Compensation

The Committee selects participants for the executive bonus plan, sets bonus target percentages and objective quantitative and qualitative performance goals, approves individual performance factors, and determines level of achievement to objective performance measures. Target bonus amounts, payable in cash, are expressed as a percentage of base salary and are established according to the overall intended peer group companies. For fiscal year 2006, the bonus targets for participating employees ranged from 40% to 100% of base salary depending on position. After the end of the performance period, the Committee determines the extent to which a plan participant achieved the quantitative performance metrics (earnings, returns, asset management and cash flow), which in 2006 was determined to be 70% of the target attainment, and individual qualitative performance metrics, which in 2006 was determined to be 30% of the target attainment. The individual qualitative performance metrics were tailored to each named executive officer and included such metrics as identifying opportunities and successfully implementing programs. Each of the quantitative and qualitative performances was adjusted by individual performance factor ratings of 50% to 150% applied separately to the two ratings. In addition, a subjective adjustment (positive or negative) can be applied to the bonus amount based upon the executive’s success or failure in capitalizing on business opportunities that may develop during the year. No bonus on the quantitative portion is payable unless a minimum threshold is attained and the overall payouts may not exceed 200% of target bonus.

Stock-Based Incentive Programs

The Board of Directors encourages all executive officers of Penford to build a significant ownership position in Penford common stock. The Company’s 2006 Long-Term Incentive Plan provides that all stock options to executive officers and others must be granted at no less than 100% of fair market value on the date of the grant. The

2006 Long-Term Incentive Plan is administered by the Committee, which determines to whom the options or other awards are granted, the number of shares subject to each grant, the vesting schedule and exercise price.

Deferred Compensation Plan

The Company offers an Executive Deferred Compensation Plan to executive officers and certain other key personnel. This plan is designed to be competitive with other plans for comparably sized companies and to attract and retain highly qualified management.

Corporate Tax Deduction for Executive Compensation

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the CEO or any of the four other most highly compensated officers. Performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). Although Penford considers the impact of this rule when developing and implementing Penford’s executive compensation programs, Penford has not adopted a policy that all compensation must qualify as deductible under Section 162(m).

CEO Compensation

As discussed above, Penford’s executive cash compensation program includes a base salary and a Company performance-based incentive compensation program. Mr. Malkoski participates in the same program applicable to the other named executive officers with an incentive target of 100% of base salary. The Committee’s objective is to correlate the Chief Executive Officer’s remuneration with the performance of the Company. The Chief Executive Officer’s remuneration is adjusted to reflect the level of target achievement for that particular fiscal year. For 2006, quantitative objectives were established related to earnings, returns, asset management and cash flow, along with qualitative objectives related to corporate development, business unit performance and new initiatives. After a review of all of the factors described above, the Committee, applying the criteria described above, determined that Mr. Malkoski’s actual bonus for 2006 would be $420,000 under the plan. Mr. Malkoski’s annual base salary for fiscal year 2006 was $475,000. His annual salary will increase to $490,000 effective January 1, 2007.

Conclusion

After reviewing all aspects of the Company’s executive compensation the Committee has concluded that the overall compensation arrangements for its executives are reasonable and appropriate for Penford.

Sally G. Narodick, Chair
R. Randolph Devening
James E. Warjone

PERFORMANCE GRAPH

The following graph compares the Company’s cumulative total shareholder return on its common stock for a five-year period (September 1, 2001 to August 31, 2006) with the cumulative total return of the Nasdaq Market Index and all companies traded on the Nasdaq Stock Market (“Nasdaq”) with a market capitalization of $100 – $200 million, excluding financial institutions. The graph assumes that $100 was invested on September 1, 2001 in the Company’s common stock and in the stated indices. The comparison assumes that all dividends are reinvested. The Company’s performance as reflected in the graph is not indicative of the Company’s future performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG PENFORD CORP., THE NASDAQ COMPOSITE INDEX,
AND A PEER GROUP

*	$100 invested on 8/31/01 in stock or index-including reinvestment of dividends. Fiscal year ending August 31.

ASSUMES $100 INVESTED ON SEPTEMBER 1, 2001
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING AUGUST 31, 2006

	2001	2002	2003	2004	2005	2006
PENFORD CORPORATION	100.00	134.04	129.53	167.06	144.43	158.26
NASDAQ MARKET INDEX (U.S.)	100.00	89.55	103.02	107.86	115.36	136.29
NASDAQ MARKET CAP ($100-200M)	100.00	58.76	83.03	77.92	78.05	66.05

Management does not believe there is either a published index or a group of companies whose overall business is sufficiently similar to the business of Penford to allow a meaningful benchmark against which the Company can be compared. The Company sells products based on specialty carbohydrate chemistry to several distinct markets, making overall comparisons to one of these markets misleading with respect to the Company as a whole. For these reasons, the Company has elected to use non-financial companies traded on Nasdaq with a similar market capitalization as a peer group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The federal securities laws require the Company’s directors and executive officers, and persons who own more than ten percent (10%) of the Company’s common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of any securities of the Company.

Based solely on its review of copies of such reports received by it and written representations from certain persons that no other reports were required for those persons, the Company believes that all filing requirements applicable to its officers, directors and greater than 10% shareholders were complied with for the fiscal year ended August 31, 2006.

SHAREHOLDER PROPOSALS

Shareholder proposals that are (a) intended for inclusion in next year’s proxy statement, or (b) to be presented at next year’s Annual Meeting of Shareholders without inclusion in the Company’s proxy materials, must be directed to the Corporate Secretary at Penford Corporation, 7094 South Revere Parkway, Centennial, CO 80112, and must be received by August 22, 2007. Any shareholder proposal for next year’s Annual Meeting submitted after August 22, 2007 will not be considered filed on a timely basis with the Company. For proposals that are timely filed, the Company retains discretion to vote proxies it receives provided (1) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion; and (2) the proponent does not deliver a proxy statement and form of proxy to the Company’s shareholders pursuant to the procedures specified under the applicable rules and regulations.

SOLICITATION OF PROXIES

The proxy card accompanying this proxy statement is solicited by the Board of Directors. Proxies may be solicited by officers, directors, and other employees of the Company, none of whom will receive any additional compensation for their services. Representatives of Mellon Investor Services LLC also may solicit proxies as a part of the services they provide for the Company and the Company is paying approximately $6,000 for these solicitation services. Solicitations of proxies may be made personally, or by mail, telephone, telegraph, facsimile, or messenger. The Company will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All costs of soliciting proxies will be paid by the Company.

VOTING TABULATION

Votes Required

Under the Washington Business Corporation Act, the Company’s Directors are elected by a plurality of the votes represented in person or by proxy at the meeting. The candidates for Directors who are elected are those candidates receiving the largest number of affirmative (for) votes cast by the shares entitled to vote in the election, up to the number of directors to be elected. The proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm will be approved if it receives the affirmative (for) vote of a majority of the total votes cast on the proposal. Votes cast by proxy or in person at the meeting will be tabulated by Mellon Investor Services LLC, the stock transfer agent designated by the Company. A majority of the shares eligible to vote must be present in person at the Annual Meeting of Shareholders or represented by proxy to provide a quorum so that action may be taken.

Effect of an Abstention and Broker Non-Votes

A shareholder who returns a proxy but abstains from voting on any or all proposals and broker non-votes (shares held by brokers or nominees that are represented at a meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be included in the number of shareholders present at the meeting for the purpose of determining the presence of a quorum. Abstentions and broker non-votes will not be counted either in favor of or against the election of the nominees.

Under the rules of the National Association of Securities Dealers, brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to certain routine matters, such as the election of directors and the ratification of the selection of the independent registered public accounting firm, by their clients may vote their client’s proxies in their own discretion. Banks and brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on non-routine proposals. In the event that a broker, bank, custodian, nominee or other record holder of Penford Corporation common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, referred to as a “broker non-vote,” then those shares will not be voted with respect to that matter.

ANNUAL REPORT ON FORM 10-K

The Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the most recent fiscal year is included in the Company’s Annual Report to Shareholders that accompanies this proxy statement. The Company will furnish without charge, upon the written request of any person who is a shareholder or a beneficial owner of shares of common stock, a copy of the Annual Report on Form 10-K filed with the Securities and Exchange Commission for its most recent fiscal year, including financial statement schedules but not including exhibits. Requests should be directed to the Corporate Secretary at Penford Corporation, 7094 South Revere Parkway, Centennial, CO 80112.

HOUSEHOLDING

Intermediaries such as brokers are permitted to satisfy delivery requirements for proxy materials with respect to multiple shareholders that share the same last name and address by delivering a single proxy statement addressed to those shareholders. This process is known as “householding.” Shareholders who do not wish to participate in householding and would prefer to receive separate proxy material, or shareholders who receive multiple copies of the proxy material and wish to receive only one, should notify their broker. The Company does not household proxy material for shareholders of record. If a shareholder of record wishes to participate in householding, contact Investor Relations, Penford Corporation, 7094 S. Revere Parkway, Centennial, CO 80112.

OTHER MATTERS

The Company is not aware of any other business to be acted upon at the meeting. If other business requiring a vote of the shareholders should come before the meeting, the holders of the proxies will vote in accordance with their best judgment.

December 20, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
PENFORD CORPORATION
     The undersigned hereby appoints Thomas D. Malkoski and Christopher L. Lawlor, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Penford Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may property come before the Annual Meeting of Shareholders of the Company to be held January 24, 2007, or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTIONS ARE INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲
You can now access your Penford Corporation account online.
Access your Penford Corporation shareholder account online via Investor ServiceDirect ® (ISD).
Mellon Investor Services LLC, Transfer Agent for Penford Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN
Visit us on the web at http://www.melloninvestor.com
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect ® is a registered trademark of Mellon Investor Services LLC
****TRY IT OUT****
www.melloninvestor.com/isd/
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER:                     1-800-370-1163

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM 1 AND “FOR” ITEM 2.
Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE
The Board of Directors Recommends a Vote FOR all Nominees listed in Item 1 and FOR Item 2.

1.	Election of Directors	Vote FOR	Vote WITHHELD
		all nominees	from all
nominees

	Nominees:	☐	☐
01 Jeffrey T. Cook
02 Thomas D. Malkoski
03 Sally G. Narodick
To withhold authority to vote for any indicated nominee, write the name of the nominee on the line below

		FOR	AGAINST	ABSTAIN
2.	Proposal to ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm.	☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

The undersigned acknowledges receipt of the Notice of said Annual Meeting and the accompanying Proxy Statement and Annual Report.

Signature	Signature	Dated

Please sign exactly as name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing a proxy

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET		TELEPHONE
http://www.proxyvoting.com/penx		1-866-540-5760
Use the internet to vote your proxy. Have your proxy card in hand	OR	Use any touch-tone telephone to vote your proxy. Have your proxy
when you access the web site.		card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.
You can view the Annual Report and Proxy Statement
on the internet at www.penford.com/investor/inv_default.asp